                                                                     EXHIBIT 3.1
                                                                     -----------

                          CERTIFICATE OF AMENDMENT OF
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                  RAMBUS INC.



     It is hereby certified that:

     1. The name of the corporation (hereinafter called the "Corporation") is Rambus Inc.

     2. The Amended and Restated Certificate of Incorporation of the Corporation as filed on May 29, 1997 (the "Certificate of Incorporation") is hereby amended by deleting in its entirety the first paragraph of Article FOURTH thereof and by substituting in lieu of said paragraph the following new paragraph:

     "IV. This Corporation is authorized to issue two classes of stock to be designated, respectively, `Common Stock' and `Preferred Stock.' The total number of shares which the Corporation is authorized to issue is five hundred five million (505,000,000) shares. Five hundred million (500,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($0.001). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($0.001), 160,000 shares of which shall be designated Series E Participating Preferred Stock ("Series E Preferred") and 4,840,000 shares of which shall be undesignated."

In addition, the Certificate of Incorporation is hereby further amended by inserting the following paragraph as the second paragraph of Article FOURTH thereof:

     "Upon the effectiveness of this Certificate of Amendment, every share of Common Stock outstanding or held by the Corporation in its treasury shall be changed and reclassified into four (4) shares of Common Stock, $0.001 par value per share, which shares shall be fully paid and nonassessable shares of Common Stock of the Corporation."



                  [remainder of page intentionally left blank]

     3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     Signed this 14th day of June, 2000.



                                    /s/ Edward Larsen
                                    ---------------------------------
                                    Edward Larsen, Sr. Vice President
                                             Administration